Exhibit 10.2

IBERIABANK CORPORATION

IBERIABANK

Change in Control Severance Agreement

THIS Change in Control Severance Agreement (the “Agreement”) is dated effective as of the 17th day of September, 2009 (the “Effective Date”), by and between Jefferson G. Parker (the “Employee”), IBERIABANK (the “Company”), and IBERIABANK Corporation (the “Holding Company”).

WHEREAS, the Employee became employed by the Holding Company as an officer on the Effective Date and will also provide services to the Company;

WHEREAS, the Company and the Holding Company deem it to be in their respective best interests to enter into the Agreement as an additional incentive to the Employee to join the Holding Company; and

WHEREAS, the parties desire by this writing to set forth their understanding as to their respective rights and obligations in the event a change of control occurs with respect to the Company or the Holding Company.

NOW, THEREFORE, the undersigned parties agree as follows:

1. Defined Terms. When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.

(a) “Board” shall mean the Board of Directors of the Employer.

(b) “Change in Control” shall mean (i) a change in control of the Holding Company, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor thereto, whether or not any security of the Holding Company is registered under Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company then outstanding securities; (ii) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors (the “Existing Board”) of the Holding Company cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director unless his or her initial assumption of office occurs as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of someone other than a Continuing Director; or (iii) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Company by any person other than the Holding Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(d) “Code §280G Maximum” shall mean the product of 2.99 and the Employee’s “base amount” within the meaning of Code §280G(b)(3).

(e) “Date of Termination” shall mean the date Employee has a “separation from service” as defined in Treasury Regulation §1.409A-1(h)(1).

(f) “Disability” shall mean termination of the Employee’s employment because of any physical or mental impairment which qualifies the Employee for disability benefits under the applicable long-term disability plan maintained by the Employers or, if no such plan applies, which would qualify the Employee for disability benefits under the Federal Social Security System.

(g) “Employer” means the Holding Company or the Company, whichever employs the Employee.

(h) “Good Reason” shall mean (i) without the Employee’s express written consent: the assignment to the Employee, by the Employer, of any duties which are materially inconsistent with the Employee’s positions, duties, responsibilities and status with the Employer immediately prior to a Change in Control, or a material change or diminution in the Employee’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such responsibilities, titles or offices, except in connection with the termination of the Employee’s employment for Just Cause or Disability or as a result of the Employee’s death or by the Employee other than for Good Reason; (ii) without the Employee’s express written consent, a reduction by the Employer in the Employee’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the Employee; (iii) any purported termination of the Employee’s employment for Just Cause or Disability which is not effected pursuant to a Notice of Termination satisfying the requirements hereof ;(iv) the failure by the Company or the Holding Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 8 hereto; (v) requirement that the Employee principally perform all services at location more than 30 miles from such location on the Effective Date. For purposes of this Section 1(h), any good faith determination of “Good Reason” made by the Employee shall create a rebuttable presumption that “Good Reason” exists. Anything in this Agreement to the contrary notwithstanding, a termination by the Employee for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(i) “Just Cause” shall mean, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence in the performance of duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement.

No act or failure to act, on the Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the Employer’s best interests. Any act, or failure to act, based upon authority given pursuant to a resolution of the Board or instructions of the Chief Executive Officer or a senior officer of the Employer or the advice of counsel for the Employer shall be conclusively presumed to be in good faith and in the Employer’s best interests. The cessation of Employee’s employment shall not be deemed to be for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the vote of not less than three-quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to the Employee and he is given an opportunity, together with counsel, to be heard before the Board), finding that, in the Board’s good faith opinion, the Employee is guilty of the conduct described in the preceding paragraph, and specifying the particulars thereof in detail.

(j) “Notice of Termination” shall mean any purported termination by the Employer for Just Cause or Disability or by the Employee for Good Reason shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, (iii) specifies a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of Employee’s employment for Just Cause, and (iv) is given in the manner specified in this Agreement.

(k) “Protected Period” shall mean the period that begins on the date three months before a Change in Control and ends on the later of the third annual anniversary of the Change in Control or the expiration date of this Agreement; except that if the Employee’s employment with the Employer is terminated prior to the first day of this period at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise in connection with or anticipation of a Change in Control, then the Protected Period shall commence on the date immediately prior to the date of such termination.

(l) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations and guidance issued thereunder.

(m) “Separation from Service” shall have the meaning provided in Section 409A.

(n) “Specified Employee” shall have the meaning provided in Section 409A.

2. Trigger Events. The Employee shall be entitled to collect the severance benefits set forth in Section 3 of this Agreement in the event that (i) the Employee voluntarily terminates employment within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, (ii) the Employer or its successor(s) in interest terminate the

Employee’s employment for any reason other than Just Cause during the Protected Period, or (iii) the employee voluntarily terminates employment for any reason other than Just Cause within 30 days after a Change in Control; provided that any such termination constitutes a Separation from Service.

3. Amount of Severance Benefit.

(a) If the Employee becomes entitled to collect severance benefits pursuant to Section 2 hereof, the Employee shall receive from the Employer a severance benefit equal to 100% of the Code §280G Maximum.

(b) The amount payable under this Section 3(a) shall be paid in one lump sum in cash ten days following the Date of Termination, except that if the Employee is a Specified Employee it shall be paid in cash on the first business day that is more than six months following the Date of Termination.

(c) In addition, for 39 months following termination, the Employer will maintain in full force and effect for the continued benefit of the Employee and his dependents each employee’s medical and life benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) in which the Employee was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent benefit is provided by another source. If the terms of any employee medical and life benefit plan of the Employer or applicable laws do not permit continued participation by the Employee, the Employer will arrange to provide to the Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage. The right of Employee to continued coverage under the health and medical insurance plans of the Employer pursuant to Section 4980B of the Code shall commence upon the expiration of such period. Notwithstanding this subparagraph (c), if the Employee is a Specified Employee, and if any benefits provided to the Employee under this subparagraph (c) are taxable to the Employee, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Employee and paid for by the Employer pursuant to this subparagraph (c) during the six month period following the Date of Termination shall be limited to the amount specified by Code §402(g)(1)(B) for the year of the Date of Termination (e.g. $15,500 in 2008). Employee shall pay the cost of any benefits that exceed the amount specified in the prior sentence during the six month period following the Date of Termination, but shall be reimbursed by the Employer for such payments during the seventh month after the Date of Termination.

(d) If the Employee becomes liable, in any taxable year, for the payment of an excise tax under Section 4999 of the Code on account of any payments to the Employee pursuant to this Section 3, and the Employer chooses not to contest the liability or have exhausted all administrative and judicial appeals contesting the liability, the Employer shall pay the Employee (i) an amount equal to the excise tax for which the Employee is liable under Section 4999 of the Code, (ii) the federal, state, and local income taxes, and interest if any, for which the Employee is liable on account of the payments pursuant to item (i), and (iii) any additional excise tax under Section 4999 of the Code and any federal, state and local income taxes for which the Employee is liable on account of payments made pursuant to items (i) and (ii). Such payment shall be made as soon as feasible and in all cases no later than the end of the calendar year following the year in which the applicable taxes were remitted to the applicable taxing authority.

(e) This subsection 5(e) applies if the amount of payments to the Employee under subsection 5(d) has not been determined with finality by the exhaustion of administrative and judicial appeals. In such circumstances, the Employer and the Employee shall, as soon as practicable after the event or series of events has occurred giving rise to the imposition of the excise tax, cooperate in determining the amount of the Employee’s excise tax liability for purposes of paying the estimated tax. The Employee shall thereafter furnish to the Employer or their successors a copy of each tax return which reflects a liability for an excise tax under Section 4999 of the Code at least 20 days before the date on which such return is required to be filed with the IRS. The liability reflected on such return shall be dispositive for the purposes hereof unless, within 15 days after such notice is given, the Employer furnishes the Employee with a letter of the auditors or tax advisor selected by the Employer indicating a different liability or that the matter is not free from doubt under the applicable laws and regulations and that the Employee may, in such auditor’s or advisor’s opinion, cogently take a different position, which shall be set forth in the letter with respect to the payments in question. Such letter shall be addressed to the Employee and state that he is entitled to rely thereon. If the Employer furnishes such a letter to the Employee, the position reflected in such letter shall be dispositive for purposes of this Agreement, except as provided in subsection 5(f) below. Any payment to reimburse taxes paid by the Employee shall be made as soon as feasible and in all cases no later than the end of the calendar year following the calendar year in which the applicable taxes were remitted to the applicable taxing authority.

(f) Notwithstanding anything in this Agreement to the contrary, if the Employee’s liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to be less than the amount paid by the Employer pursuant to subsection 5(e), the Employee shall repay the Employer at the time that the amount of such excise tax liability is finally determined, the portion of such income and excise tax payments attributable to the reduction (plus interest on the amount of such repayment at the rate provided on Section 1274(b)(2)(B) of the code) and if the Employee’s liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to exceed the amount paid by the Employer pursuant to Section 3(d), the Employer shall make an additional payment of income and excise taxes in the amount of such excess, as well as the amount of any penalty and interest assessed with respect thereto at the time that the amount of such excess and any penalty and interest is finally determined, such additional payment by the Employer to be made as soon as feasible and in all cases no later than the end of the calendar year following the year in which the applicable taxes were remitted to the applicable taxing authority.

4. Funding of Grantor Trust upon Change in Control.

(a) Not later than ten business days after a Change in Control, the Employer shall (i) establish a grantor trust (the “Trust”) designed in accordance with Revenue Procedure 92-64 and having a trustee independent of the Company and the Holding Company, (ii) deposit in said Trust an amount equal to the Code §280G Maximum, unless the Employee has previously provided a written release of any claims under this Agreement, and (iii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.

(b) During the 39-consecutive month period after a Change in Control, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee an amount designated in the notice as being payable pursuant to this Agreement. Within three business days after receiving said notice, the trustee of the Trust shall pay such amount to the Employee, and coincidentally shall provide the Employer or its successor with notice of such payment. Upon the earlier of the Trust’s final payment of all amounts due under the preceding paragraph or the date 39 months after the Change in Control, the trustee of the Trust shall pay to the Employer the entire balance remaining in the segregated account maintained for the benefit of the Employee. The Employee shall thereafter have no further interest in the Trust. The notice provided pursuant to this subsection 4(b) shall not have the effect of changing the timing of any payment under this Agreement, for purposes of Section 409A.

5. Term of the Agreement. This Agreement shall remain in effect for the period commencing on the Effective Date and ending on the earlier of (i) the date thirty-six months after the Effective Date, and (ii) the date on which the Employee terminates employment with the Employer; provided that the Employee’s rights hereunder shall continue following the termination of this employment with the Employer under any of the circumstances described in Section 2 hereof. Additionally, on each annual anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional one-year period beyond the then effective expiration date, unless the Board of Directors of the Employer has notified the Employee in writing that this Agreement shall not be extended.

6. Termination or Suspension Under Federal Law.

(a) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Employer and the Holding Company under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(b) If the Employer is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Employer under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(c) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Employer’s affairs, the Employer’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate (in whole or in part) any of its obligations which were suspended.

7. Expense Reimbursement. In the event that any dispute arises between the Employee and the Employer or the Holding Company as to the terms or interpretation of this

Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Employer or the Holding Company, they shall reimburse the Employee for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within ten days of Employee’s furnishing to the Employer written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee. Employee must submit such evidence no later than six months after the end of the calendar year in which the costs and expenses were incurred, and the costs and expenses will be reimbursed to the Employee as soon as feasible after submission of written evidence of the expense, but in all cases no later than the end of the calendar year following the calendar year in which the costs and expenses were incurred.

8. Successors and Assigns.

(a) This Agreement shall not be assignable by the Company or the Holding Company, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Holding Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Holding Company.

(b) Since the Employer is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Employer; provided, however that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or person entitled thereunto.

9. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

10. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Louisiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

13. Interpretation. If any provision in this Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A.

14. No Acceleration. Except as provided under the terms of this Agreement or as otherwise allowed under Section 409A, there shall be no acceleration of any payment due to the Employee pursuant to this Agreement.

15. Reimbursements or In-Kind Benefits. In accordance with Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee. All reimbursements will be made on or before the last day of the year following the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

IBERIABANK

By:
Witness		Daryl G. Byrd
President and CEO

Witness		Employee

IN CONSIDERATION of the Employee’s provision of valuable services for the Company and the Employee’s past, present, or future services for the Holding Company, IT IS AGREED by the Holding Company that it shall be jointly and severally liable for the Company’s obligations under this Agreement (determined without regard for Section 6 of the Agreement).

IBERIABANK CORPORATION

By
Stewart Shea, Chairman
Board Compensation Committee